CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-165974 on Form S-3/A of our reports dated November 20, 2009, relating to the financial statements and financial statement schedule of Laclede Gas Company, and the effectiveness of Laclede Gas Company’s internal control over financial reporting, appearing in Exhibit 99.1 of the Annual Report on Form 10-K of The Laclede Group, Inc. and Laclede Gas Company for the year ended September 30, 2009, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

May 20, 2010